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Exhibit 3

WELLS FARGO FINANCIAL, INC.
6.125% SENIOR NOTE 2012 SERIES DUE APRIL 18, 2012

REGISTERED	REGISTERED

THIS NOTE IS A GLOBAL SECURITY REGISTERED IN THE NAME OF THE DEPOSITORY (REFERRED TO HEREIN) OR A NOMINEE THEREOF AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL NOTES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY TO A SUCCESSOR OF THE DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE TRUSTEE FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NUMBER:	PRINCIPAL AMOUNT: $
REGISTERED OWNER: CEDE & CO.	CUSIP: 94975C AJ 6

        WELLS FARGO FINANCIAL, INC., a corporation duly organized and existing under the laws of the State of Iowa (hereinafter called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the Registered Owner identified above (the "Registered Owner"), or registered assigns, the "Principal Amount," as set forth above, on April 18, 2012, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) thereon from April 18, 2002, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 18 and October 18, in each year, commencing October 18, 2002, and at Maturity, at the rate per annum specified in the title of this Note, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in said Indenture, be paid to the Person in whose name this Note, or the Note in exchange or substitution for which this Note has been issued, is registered at the close of business on the April 1 or October 1, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such record date and may be paid to the Person in whose name this Note, or the Note in exchange or substitution for which this Note has been issued, is registered at the close of business on a record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holders of Notes not less than 10 days prior to such record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

        Payment of the principal of and interest on this Global Security and the Notes will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        On or before 12:00 p.m., New York City time, or such other time as shall be agreed upon between the Trustee and the Depository, of the day on which such payment of interest is due on this Global Security (other than Maturity), the Trustee shall pay to the Depository such interest in same day funds. On or before 12:00 p.m., New York City time, or such other time as shall be agreed upon between the Trustee and the Depository, of the day on which principal, interest payable at Maturity and premium, if any, is due on this Global Security and following the receipt of the necessary funds from the Company, the Trustee shall deposit with the Depository the amount equal to the principal, interest payable at Maturity and premium, if any, by wire transfer into the account specified by the Depository.

        Notwithstanding the preceding paragraph, in the event this Global Security is exchanged in whole or in part for the individual Notes represented hereby, payment of the principal of and interest on the Notes will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York; provided however, that payment of interest and principal at Maturity will be made by check mailed to the address of the Person entitled thereto as such address shall appear on the Securities Register or by wire transfer of immediately available funds to any registered Holder of Notes holding an aggregate principal amount in excess of One Million Dollars ($1,000,000) if appropriate wire transfer instructions shall have been provided by such Holder to the Trustee not less than five (5) business days prior to (i) in the case of payments of interest, the record date for the applicable interest payment date and (ii) Maturity, in the case of the payment of principal at Maturity.

        This Global Security is a global security in respect of a duly authorized issue of debentures, notes or other evidences of indebtedness (hereinafter called the "Securities", which term includes any Global Securities representing such Securities) of the Company of the series hereinafter specified, which issue is not limited in aggregate principal amount (except as provided in the Indenture hereinafter mentioned), all such Securities issued and to be issued under an indenture (herein, the "Indenture") dated as of November 1, 1991, between the Company and The First National Bank of Chicago (now called Bank One Trust Company, National Association), as Trustee (herein, the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights and limitation of rights thereunder of the Holders of the Securities and of the rights, obligations, duties and immunities of the Trustee and of the Company, and the terms upon which the Securities are and are to be authenticated and delivered. As provided in the Indenture, the Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Global Security has been issued in respect of the series of Securities designated as the 6.125% Senior Notes 2012 Series Due April 18, 2012 (the "Notes").

        This Global Security and the Notes may not be redeemed prior to Stated Maturity; provided, however, that the Notes may be redeemed at the Company's option in whole, but not in part, on not more than 60 days' and not less than 30 days' notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the Notes, if the Company determines that as a result of any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before April 18, 2002, taken by any taxing authority or a court of competent jurisdiction in the United

States, or the official proposal of any action, whether or not the action or proposal was taken or made with respect to the Company, (A) the Company has or will become obligated on the next Interest Payment Date to pay additional amounts on any Note as described in the next following paragraph or (B) there is a substantial likelihood that the Company will be required to pay such additional amounts on the next Interest Payment Date. Prior to the publication of any notice of redemption, the Company will deliver to the Trustee (1) an officers' certificate stating that the Company is entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts. If the Company redeems any Notes upon a tax event, it will publish a notice of that redemption in Luxembourg in the Luxembourg Wort at the time notice is given to the Holders of the Notes as described above and notify the Luxembourg Stock Exchange.

        The Company will pay to the Holder of any Note who is a Non-U.S. Beneficial Owner, as defined below, additional amounts as may be necessary so that every net payment of the principal of, interest on and any other amounts payable under that Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that Holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in that Note to be then due and payable. The Company will not be required, however, to make any payment of additional amounts for or on account of:

    (a)    any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that Holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that Holder, if that Holder is an estate, trust, limited liability company, partnership or corporation) and the United States including, without limitation, that Holder, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business in, or present in, the United States;

    (b)    any tax, assessment or other governmental charge to the extent such tax, assessment or governmental charge would not have been imposed but for the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable or the date on which payment is duly provided for and notice is given to Holders;

    (c)    any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

    (d)    any tax, assessment or other governmental charge imposed by reason of that Holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company (in each case, with respect to the United States) or as a corporation which accumulates earnings to avoid United States federal income tax;

    (e)    any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of the principal of, interest on or any other amounts payable under that Note;

    (f)    any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, interest on or any other amounts payable under any Note if that payment can be made without withholding by any other paying agent;

    (g)    any tax, assessment or other governmental charge which would not have been imposed but for the failure of the Holder to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the Holder or beneficial owner of that Note, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to a partial or complete relief or exemption from such tax, assessment or other governmental charge (including, but not limited to, the failure to provide IRS Forms W-8BEN, W-8ECI or any subsequent versions thereof or successors thereto);

    (h)    any tax, assessment or other governmental charge imposed by reason of the Holder or beneficial owner (1) owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Company's stock or (2) being a controlled foreign corporation with respect to the United States with respect to which the Company is a "related person"; or

    (i)    any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

    nor will the Company pay any additional amounts to any Holder who is a fiduciary or partnership other than the sole beneficial owner of that Note to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the Holder of that Note.

    "Non-U.S. Beneficial Owner" means any person that: (i) is the beneficial owner of a Note; (ii) has no connection with the United States other than holding a Note; and (iii) for U.S. federal income tax purposes is (a) a non-resident alien individual; (b) a foreign corporation; (c) a foreign partnership; or (d) an estate or trust that is not subject to U.S. income tax on a net basis.

        If an Event of Default with respect to the Notes, as defined in the Indenture, shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of more than fifty percent in aggregate principal amount of the Securities at the time Outstanding, of each series to be affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provision of the Indenture and certain past defaults under the Indenture and their consequences with respect to such series. Any such consent or waiver by the Holder of this Global Security shall be conclusive and binding upon such Holder and upon all future Holders of this Global Security and of any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Security or any Note.

        No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

        As provided in the Indenture and subject to certain limitations therein set forth, this Global Security may be transferred only as permitted by the legend hereto. In the event this Global Security is exchanged in whole or in part for the individual Notes represented hereby, as provided in the Indenture and subject to certain limitations therein set forth, any such Note shall be transferable on the Securities Register of the Company, upon surrender of such Note for registration of transfer at the office or agency of the Company to be maintained for that purpose in the Borough of Manhattan, The City of New York, or at any other office or agency of the Company maintained for that purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

        The Notes are issuable only in registered form without coupons in denominations of $1,000 and any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a like tenor and of a different authorized denomination, as requested by the Holder surrendering the same.

        No service charge shall be made for any such transfer of exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with registration of such transfer or exchange, other than certain exchanges not involving any transfer.

        This Global Security is exchangeable, in whole but not in part, for Notes registered in the names of Persons other than the Depository or its nominee or in the name of a successor to the Depository or a nominee of such successor Depository only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for this Global Security or if at any time such Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depository is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the Notes of this series represented by one or more Global Security or Securities and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Notes of this series. If this Note is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Notes issuable in authorized denominations and registered in such names as the Depository holding this Note shall direct.

        Certain terms used in this Note which are defined in the Indenture have the meanings set forth therein.

        This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

        The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary. No holder of any beneficial interest in this Global Security held on its behalf by a Depository or a nominee of such Depository shall have any rights under the Indenture with respect to this Global Security, and such Depository or nominee may be treated by the Company, the Trustee, and any agent of the Company or the Trustee as the owner of this Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall impair, as between a Depository and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depository as Holder of any Security.

        Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, WELLS FARGO FINANCIAL, INC. has caused this instrument to be signed in its corporate name by the signature or facsimile signature of its Chairman of the Board, President or a Vice President, and attested to by its Secretary or an Assistant Secretary, or by its Treasurer or an Assistant Treasurer, and its corporate seal or a facsimile thereof to be hereon impressed, engraved or imprinted.

Dated: April 18, 2002

WELLS FARGO FINANCIAL, INC.
	By:	Dennis E. Young Executive Vice President and Chief Financial Officer
Attest and Countersign:
[Corporate Seal]		David A. Fisher Senior Vice President and Treasurer
TRUSTEE'S CERTIFICATE OF AUTHENTICATION
This is one of the Notes of the series provided for under the within- mentioned Indenture

BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION
      as Trustee

By:	Authorized Officer

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—as tenants in common
TEN ENT	—as tenants by the entireties
JT TEN	—as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT—	(Cust)	Custodian	(Minor)
under Uniform Gifts to Minors Act
(State)

        Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

        FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto                        [PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]                        (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF TRANSFEREE) the within Note, and all rights thereunder, hereby irrevocably constituting and appointing                         Attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Date
NOTICE: The signature to this assignment must be guaranteed by a commercial bank or trust company in the continental United States or by a firm or corporation having membership on any national securities exchange or in the National Association of Securities Dealers, Inc., and must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement or any change whatever.

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WELLS FARGO FINANCIAL, INC. 6.125% SENIOR NOTE 2012 SERIES DUE APRIL 18, 2012
ABBREVIATIONS
ASSIGNMENT